ISSUER FREE WRITING PROSPECTUS
(RELATING TO PRELIMINARY PROSPECTUS
SUPPLEMENT DATED SEPTEMBER 8, 2009 AND
PROSPECTUS DATED SEPTEMBER 8, 2009)
FILED PURSUANT TO RULE 433
REGISTRATION NUMBER 333-161774
AIRGAS, INC.
4.50% Senior Notes due 2014
Final Term Sheet
September 8, 2009

Issuer:	Airgas, Inc.

Guarantors:	All domestic subsidiaries that guarantee the Issuer’s revolving credit facility

Ratings:*	Baa3 (positive outlook) / BBB (stable outlook)

Size:	$400,000,000

Maturity:	September 15, 2014

Coupon (Interest Rate):	4.50%

Yield to Maturity:	4.527%

Spread to Benchmark Treasury:	T + 215 basis points

Benchmark Treasury:	T 2.375% due August 31, 2014

Benchmark Treasury Price and Yield:	99-31 3/4 and 2.377%

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2010

Redemption Provision:	Callable at the greater of par or the make-whole (Treasury Rate plus 40 basis points)

Price to Public:	99.880%

Settlement Date:	September 11, 2009

CUSIP / ISIN:	009363AG7 / US009363AG79

Joint Book-Running Managers:	Banc of America Securities LLC Barclays Capital Inc. J.P. Morgan Securities Inc.

Lead Managers:	BNY Mellon Capital Markets, LLC Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC Calyon Securities (USA) Inc. RBS Securities Inc. Daiwa Securities America Inc. Mizuho Securities USA Inc. SunTrust Robinson Humphrey, Inc.
*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Barclays Capital Inc. or J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC toll free at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or calling J.P. Morgan Securities Inc. at the following collect number: 1-212-834-4533.

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